As filed with the Securities and Exchange Commission on April 12, 2022

Registration No. 333-250147

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3, Registration Statement No. 333-250147

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Houghton Mifflin Harcourt Company

(Exact name of registrant as specified in its charter)

Delaware	27-1566372
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

125 High Street

Boston, Massachusetts 02110

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (617) 351-5000

William F. Bayers, Esq.

Executive Vice President, General Counsel, and Secretary

Houghton Mifflin Harcourt Company

125 High Street

Boston, Massachusetts 02110

(617) 351-5000

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Richard A. Presutti

Milbank LLP

55 Hudson Yards

New York, NY 10001

(212) 531-5001

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) is being filed by Houghton Mifflin Harcourt Company, a Delaware corporation (the “Registrant”), to withdraw and remove from registration all shares of the Registrant’s common stock, $0.01 par value per share (the “Shares”), remaining unsold under the following Registration Statement on Form S-3 (the “Registration Statement”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-250147, filed with the SEC on November 17, 2020 registering 19,465,570 Shares for resale by certain selling stockholders identified therein.

On April 7, 2022, pursuant to the terms of the Agreement and Plan of Merger, dated as of February 21, 2022 (as amended), by and among the Registrant, Harbor Holding Corp., a Delaware corporation (“Parent”), and Harbor Purchaser Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly-owned subsidiary of Parent. As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all of the securities registered but unsold under the Registration Statement as of the date hereof, if any. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

In addition, on April 7, 2022, NASDAQ filed a Form 25 to delist the Registrant’s shares of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on April 12, 2022.

HOUGHTON MIFFLIN HARCOURT COMPANY

By:	/s/ William F. Bayers
	Name:	William F. Bayers
	Title:	Executive Vice President, General Counsel, and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.